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                                                                    Exhibit 99.2

Friday January 28, 11:47 am Eastern Time

Company Press Release

PhyCor, Inc. Amends Bank Credit Facility

NASHVILLE, Tenn.--(BW HealthWire)--Jan. 28, 2000--PhyCor, Inc.
(Nasdaq/NM:PHYC - news) announced today that it has amended and restated its bank credit facility. In November 1999, the Company announced that, as a result of asset revaluation and restructuring charges recorded in the third quarter of 1999, it was not in compliance with certain of the financial covenants in its bank credit facility and was negotiating with its lenders to amend the agreement. The new credit agreement provides for an initial $355 million commitment which reduces to a commitment of $200 million on June 30, 2002, and terminates on September 30, 2002.

Joseph Hutts, PhyCor's chief executive officer said, "We are pleased to have completed the amendment to our bank agreement resulting in a facility that supports our growth strategies. We have had a long and satisfying relationship with these institutions and appreciate their support. With our strong cash flow, we expect to continue to reduce bank debt during the next couple of years."

PhyCor, Inc., headquartered in Nashville, Tennessee, operates physician groups, manages physician networks, and provides health care decision support services to consumers. The Company currently manages 42 medical groups with 2,735 physicians in 22 states, manages IPAs with approximately 24,000 physicians in 30 markets, and, through CareWise, Inc., provides healthcare decision support services to over 3 million consumers worldwide.

This press release contains forward-looking statements based on management's current expectations. As such, they involve risks and uncertainties that actual results may differ materially from the expectations expressed in these forward-looking statements because of a variety of factors. These factors include the possibility of additional charges to earnings resulting from restructurings of PhyCor's relationships with its physician groups, the impact to earnings of the restructured agreements with our core clinics, IPAs and their payors, the resolution of outstanding litigation and other issues discussed in PhyCor's filings with the Securities and Exchange Commission

Contact:

     PhyCor, Inc., Nashville
     Joseph C. Hutts, 615/665-9066
     Howard D. Jewell, 615/665-9066
     Shawn Carder, 615/665-9066
     http://www.phycor.com